EXHIBIT 1.01



                                 TERMS AGREEMENT



                                             November 12, 1996



Travelers/Aetna Property Casualty Corp.
One Tower Square
Hartford, Connecticut 06183

Attention: Chief Financial Officer
           -----------------------

Dear Sirs:

     We understand that Travelers/Aetna Property Casualty Corp., a Delaware corporation (the "Company"), proposes to issue and sell $150,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of Securities set forth opposite our respective names on the list attached hereto at 99.513% of the principal amount thereof, plus accrued interest, if any, from November 15, 1996 to the date of payment and delivery. The Closing Date shall be November 15, 1996 at 8:30 A.M. at the offices of the Company, 388 Greenwich Street, New York, New York 10013.

     The Securities shall have the following terms:

     Title:                        6-3/4% Notes due November 15, 2006
     Maturity:                     November 15, 2006
     Interest Rate:                6-3/4% per annum
     Interest Payment
       Dates:                      May 15 and November 15
                                   commencing May 15, 1997
     Initial Price to
       Public:                     99.827% of the principal amount
                                   thereof, plus accrued interest, if
                                   any, from November 15, 1996 to the
                                   date of payment and delivery
     Redemption
       Provisions:                 The Notes will not be subject to
                                   redemption prior to maturity and
                                   will not be subject to any sinking
                                   fund


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

     Additional terms:             The Regular Record Dates are April 30 and
                                   October 31. The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the
                                   Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Company's Prospectus
                                   Supplement dated November 12, 1996. Principal and interest on the Securities shall be payable in United States dollars.

     All the provisions contained in the document entitled "Travelers/Aetna Property Casualty Corp.-Debt Securities-Underwriting Agreement Basic Provisions" and dated April 23, 1996 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

     The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     James M. Michener, Esq. is counsel to the Company. Dewey Ballantine is counsel to the Underwriters.

     The Securities will be made available for checking and packaging at the designated office of Citibank, N.A. at least 24 hours prior to the Closing Date.

     Please accept this offer no later than 9:00 o'clock P.M. on November 12, 1996, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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

     "We hereby accept your offer, set forth in the Terms Agreement, dated November 12, 1996, to purchase the Securities on the terms set forth therein."


                                             Very truly yours,

                                             SMITH BARNEY INC.
                                             UBS SECURITIES LLC



                                             By:  SMITH BARNEY INC.



                                             By:  /s/ Michael K. Neborak
                                                  -------------------------
                                                  Name:  Michael K. Neborak
                                                  Title: Director



ACCEPTED:

TRAVELERS/AETNA PROPERTY CASUALTY CORP.



By:  /s/ Firoz Tarapore
     --------------------------
     Name:  Firoz Tarapore
     Title: Assistant Treasurer


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

                                                           Principal
Underwriter                                                Amount
-----------                                                ------------

Smith Barney Inc. ......................................   $ 75,000,000

UBS Securities LLC .....................................     75,000,000
                                                           ------------

         Total .........................................   $150,000,000
                                                           ============


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